                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

      /_/   Preliminary Proxy Statement

      /_/   Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

      /_/   Definitive Proxy Statement

      /X/   Definitive Additional Materials

      /_/   Soliciting Material Under Rule 14a-12

                             THE TOPPS COMPANY, INC.
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                (Name of Registrant as Specified in Its Charter)

                             CRESCENDO ADVISORS LLC
                      CRESCENDO PARTNERS II L.P., SERIES Y
                          CRESCENDO PARTNERS III, L.P.
                         CRESCENDO INVESTMENTS III, LLC
                          CRESCENDO INVESTMENTS II, LLC
                                ERIC S. ROSENFELD
                                  ARNAUD AJDLER
                         THE COMMITTEE TO ENHANCE TOPPS
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      /X/   No fee required.

      /_/   Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and
0-11.

      (1)   Title of each class of securities to which transaction applies:

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      (2)   Aggregate number of securities to which transaction applies:

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      (3)   Per unit price or other  underlying  value of  transaction  computed pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)   Proposed maximum aggregate value of transaction:

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      (5)   Total fee paid:

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      /_/   Fee paid previously with preliminary materials:

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      /_/   Check box if any part of the fee is offset as  provided  by Exchange
Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

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      (2)   Form, Schedule or Registration Statement No.:

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      (3)   Filing Party:

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      (4)   Date Filed

      Crescendo  Partners  II,  L.P.,  Series  Y has  filed a  definitive  proxy statement with the SEC in connection with the  solicitation of proxies against a proposed  merger  between The Topps Company,  Inc.  ("Topps") and a buyout group that includes Madison Dearborn  Partners,  LLC and an investment firm controlled by Michael Eisner,  which will be voted on at a special meeting of the Company's stockholders.

      Item 1: On August  27,  2007,  The  Committee  to  Enhance  Topps sent the following letter to shareholders:

          AN IMPORTANT MESSAGE TO THE TOPPS COMPANY, INC. STOCKHOLDERS
                      FROM THE COMMITTEE TO ENHANCE TOPPS

  The $9.75 Eisner offer is inadequate and is the result of a flawed process.

      VOTE THE GOLD PROXY CARD TODAY AGAINST THE ILL-ADVISED EISNER MERGER!

                                                            August 27, 2007
Dear Fellow Topps Stockholder:

The $9.75 Eisner deal is highly  inadequate and ill-advised.  A realistic review of the Company's  recent  improved  performance  and a change in management will yield much greater value to stockholders as illustrated by the following:

DISCOUNTED CASH FLOW (DCF) ANALYSIS

Based on the January 25, 2007 presentation from Lehman(1), Lehman's DCF value of
Topps is between $10.64 and $12.99 using the  management  case. The DCF analysis is very  appropriate  here  because  of the  lack of  good  comparables  and the projected  margin  improvements  of Topps  which are  starting  to be  realized.
Regarding the management case versus the adjusted case, it is important to point out that the  management  case was  prepared  in the  context  of the  Company's three-year  plan and were the numbers used at the January 9, 2007 Board meeting.
The  adjusted  case  "magically"  appeared  for the first time at the January 25 board  meeting,  only after the $9.75 bid was  discussed.  Ask  yourself  if the adjusted case would have been  prepared by  management  if  management  were not trying to push the Eisner Merger on  stockholders?  Furthermore,  the budget for
2008  assumes  EBITDA in line  with the  management  case  further  raising  the question as to the  validity of the  adjusted  case.  INCREDIBLY,  TOPPS DID NOT
INCLUDE  THE  RESULTS OF THE DCF  VALUATION  ANALYSIS  IN ITS  PRESENTATIONS  TO
INVESTORS  FILED ON JUNE  15,  2007 AND  AUGUST  16,  2007!  ASK  YOURSELF  WHAT
MANAGEMENT WAS TRYING TO HIDE FROM ITS STOCKHOLDERS?

TRUE VALUE

The three analysts  covering Topps (C.L. King, Morgan Joseph and Wedbush Morgan)
have current target prices between $11 and $12 per share.  These analysts do not take into account the positive impact of replacing management, improving margins and  re-leveraging  the  Company's  balance  sheet (to 1.5 times  2008  EBITDA).
Accordingly,  we believe that the Company's shares could be worth conservatively between  $16 and $18(2) in two years  without  considering  the  potential  of a change of control premium.

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(1) Based on the  comments  from Judge  Strine's  opinion,  we believe  that the
January 25 valuation is more  appropriate  than the valuation  from the fairness opinion.
(2) This price assumes a forward-looking EV/EBITDA multiple in the 9.0x to 10.0x range to the projected 2010 EBITDA,  a repurchase of $110 million of shares at a price of $10.25 and the use of free cash flows to pay down debt.

We are not the only ones who believe that there is significant  intrinsic  value to be  unlocked  in  Topps.  Sean P.  McGowan,  an  analyst  at  Wedbush  Morgan
Securities  who Forbes  recently  ranked #1 in the Leisure  Equipment & Products industry  in its 2007  Best  Analysts-Earnings  Estimators  survey,  stated  the following in a Research  Note dated June 19, 2007  regarding a scenario in which the Committee's director nominees are elected to the Topps Board:

      "We believe that this scenario might actually have been the one that could realize the most value over time, because we believe the company's fortunes continue to improve and that better management could, over a period of 18-24 months, have produced value well in excess of $15 per share."

In his report  issued on January 17,  2007,  Mr.  McGowan  from  Wedbush  Morgan estimates  that 2008  EBITDA  will be $30  million  and 2009  EBITDA will be $40 million (similar to the management  case).  Here are some noteworthy quotes from the report:

Regarding the stock undervaluation:

"WE BELIEVE THAT SIGNIFICANT  IMPROVEMENTS IN TOPPS' OPERATIONS HAVE BEEN MASKED
BY ONE-TIME EVENTS AND OTHER FACTORS.  THE  IMPROVEMENTS  INCLUDE A NEW AND MORE
FAVORABLE LICENSE FROM MAJOR SPORTS LEAGUES,  MANAGEMENT  CHANGES AS WELL AS NEW
PRODUCT  INTRODUCTIONS IN CANDY, AND SIGNIFICANT COST REDUCTIONS  THROUGHOUT THE
COMPANY.  WE BELIEVE THESE IMPROVEMENTS WILL BECOME MORE EVIDENT OVER THE COURSE
OF THE NEXT 18 MONTHS."

Regarding the potential for future growth:

"RECENT  RESTRUCTURING  LEAVES  THE  COMPANY  BETTER-POSITIONED  FOR  PROFITABLE
GROWTH.  WE BELIEVE THAT BY SPLITTING THE COMPANY INTO TWO BUSINESS SEGMENTS AND
ALLOCATING MORE OF ITS OVERHEAD  DIRECTLY TO THE BUSINESS  SEGMENTS,  MANAGEMENT
HAS GREATER ACCOUNTABILITY AND MORE TOOLS FOR PROFITABLY GROWING SALES."

Regarding the  confectionary  business (which Topps is now using to try to scare investors into accepting the $9.75 bid):

"THESIS:  TOPPS' CANDY AND GUM BUSINESSES HAVE REACHED A PLATEAU IN RECENT YEARS
AFTER RAPID GROWTH IN THE LATE 1990S/EARLY 2000S. THE COMPANY HAS TAKEN SWEEPING
STEPS TO REINVIGORATE  THE BUSINESS,  AND WE BELIEVE THE FRUITS OF THESE EFFORTS
ARE NOT YET REFLECTED IN THE COMPANY'S RESULTS."

COMPARABLE COMPANY ANALYSIS

Topps has two different divisions:  confectionary and entertainment.  The median
EV/2008 EBITDA for the  confectionary  comps(3) is 12.1. There are no good comps for the entertainment division beyond Upper Deck which is a private company. The entertainment  division is a trophy property in a duopoly business. The division is a growing, high margin, high return on capital and low capex business.  These

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(3)  Confectionary  comps include Tootsie Roll,  Wrigley,  Hershey's and Cadbury
Schweppes

financial characteristics are worth a high multiple. We believe that Topps stock should not trade in the market for less than 11 times 2008  EBITDA  which  would yield a stock price around $10.40 per share(4).

This valuation does not take into account:

   o  any change of control/deal  premium (usually 20 to 30%)
   o  the potential to improve Topps'  margins  beyond 2008 (Topps'  margins are depressed compared to comps, its own historical results and its potential)
   o  the potential to upgrade management
   o  the potential benefits of optimizing Topps' balance sheet by re-leveraging the balance sheet to 1.5 times 2008 EBITDA through a Dutch tender offer
   o  the optionality of a future hit on the entertainment side of the business

Therefore,  it should be apparent  why we believe that $9.75 per share is highly inadequate and why Topps stock could be worth conservatively  between $16 to $18 per share in two years.

PREMIUM ANALYSIS

The $9.75 price  represents a 3% premium to the average closing price for the 20 trading days preceding the  announcement of the merger.  Lehman's  argument that shareholders  should  analyze the premium based on an average price prior to the
July 28, 2006 annual  meeting (more than 9 months prior to the  announcement  of the merger agreement) because supposedly takeover  speculation was the cause for the rise in the stock price between the annual meeting and the  announcement  of the merger agreement is flawed for the following reasons:

   o  The rise in the stock price had to do with the Topps  improved  operations and the prospect of a large return of cash. For example, during the fiscal
      2007 third quarter conference call (January 2007), the CFO said that Topps would hit the upper end of the  guidance  and may even  exceed it. The CFO also  said  that  the  Company  had  stopped  its  share  buyback  and was considering  its use of cash.  Topps'  stock  increased  approximately  8%
      following the release of the Company's third quarter results.
   o  The last time that there was real takeover speculation in June 2005 (after the  Company  announced  it was  exploring  the sale of the  confectionary division),  the stock price reached  $10.94.  At that time,  the Company's entertainment  business  was faring  much  worse than it is today.  So, if there was takeover speculation during the period between the July 28, 2006 annual meeting and the announcement of a deal, one would have expected the stock to rise above $10.94.
   o  Arthur Shorin made  numerous  comments  indicating  that Topps was not for sale(5).

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(4) Assumes 2008 EBITDA of $29.4 million and $81.5 million of excess cash
(5) For  example,  on July 24,  2006,  Mr.  Shorin sent a letter to  shareholder
including  the  following  statement:   "We  are  committed  to  completing  the
turnaround  of the Company by following  through on our  strategic  plan. We are convinced  that  attempting  a "quick fix" sale of the Company AT THIS TIME will lead to a poor  result  --  inadequate  offers,  a  harmful  waste of time and a disrupted  Topps  organization -- when a focus on operations is needed most." We note that this statement was  disingenuous  and misleading  since that same day,

In conclusion, the $9.75 price is highly inadequate.  Given the standalone value of Topps,  there is little downside for  shareholders  to reject the $9.75.  Why
give  up  control  of  our   company  and  forgo  the   potential   upside  from
value-enhancing  steps?  There are  significant  opportunities  to  improve  the business which will lead to an increased valuation for all the stockholders.

                PROTECT YOUR INVESTMENT TODAY BY VOTING AGAINST
                         THE ILL-ADVISED EISNER MERGER!

                         VOTE THE GOLD PROXY CARD TODAY!

If you have any questions,  please feel to call us directly at (212) 319-7676.
You may also call D.F. King & Co.,  Inc.,  which is assisting  the  Committee, toll-free at (800) 628-8532.

                                          Sincerely yours,

                                          /s/ Eric Rosenfeld & Arnaud Ajdler
                                          --------------------------------------
                                          Eric Rosenfeld & Arnaud Ajdler
                                          The Committee to Enhance Topps

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The  Committee  to Enhance  Topps  (the  "Committee"),  together  with the other participants  named below, has made a definitive  filing with the Securities and
Exchange  Commission  ("SEC") of a proxy  statement,  a proxy  supplement and an accompanying  proxy  card to be used to  solicit  votes in  connection  with the solicitation  of proxies  against a proposed  merger  between The Topps Company,
Inc. (the "Company") and a buyout group that includes Madison Dearborn Partners,
LLC, and an investment firm controlled by Michael Eisner, which will be voted on at a meeting of the Company's stockholders (the "Merger Proxy Solicitation").

Crescendo Advisors ("Crescendo Advisors"),  together with the other participants named  below,  intends to make a  preliminary  filing  with the  Securities  and
Exchange  Commission ("SEC") of a proxy statement and an accompanying proxy card to be used to solicit  votes for the election of its nominees at the 2007 annual meeting of stockholders of Topps (the "Annual Meeting Proxy Solicitation").

THE COMMITTEE AND CRESCENDO  ADVISORS ADVISE ALL  STOCKHOLDERS OF THE COMPANY TO
READ  THE  PROXY  STATEMENT,   AND  OTHER  PROXY   MATERIALS,   INCLUDING  PROXY

------------
Mr.  Shorin  signed a  confidentiality  agreement  with the Tornante  Company in connection with the proposed buyout.

SUPPLEMENTS,  IN CONNECTION WITH EACH OF THE MERGER PROXY  SOLICITATION  AND THE
ANNUAL MEETING PROXY  SOLICITATION  AS THEY BECOME  AVAILABLE  BECAUSE THEY WILL
CONTAIN  IMPORTANT  INFORMATION.  SUCH PROXY  MATERIALS  WILL BE AVAILABLE AT NO
CHARGE  ON  THE  SEC'S  WEB  SITE  AT   HTTP://WWW.SEC.GOV.   IN  ADDITION,  THE
PARTICIPANTS  IN THE  PROXY  SOLICITATIONS  WILL  PROVIDE  COPIES  OF THE  PROXY
STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO
THE  PARTICIPANTS'  PROXY  SOLICITOR,  D.F.  KING & CO.,  INC. AT ITS  TOLL-FREE
NUMBER: (800) 628-8532.

The participants in the Merger Proxy  Solicitation are Crescendo Advisors LLC, a
Delaware limited liability company  ("Crescendo  Advisors"),  Crescendo Partners
II, L.P., Series Y, a Delaware limited  partnership  ("Crescendo  Partners II"),
Crescendo  Investments II, LLC, a Delaware limited liability company ("Crescendo
Investments II"),  Crescendo Partners III, L.P., a Delaware limited  partnership
("Crescendo Partners III"),  Crescendo  Investments III, LLC, a Delaware limited liability company ("Crescendo  Investments III"), Eric Rosenfeld,  Arnaud Ajdler
and  The   Committee   to  Enhance   Topps  (the  "Merger   Proxy   Solicitation
Participants").

The  participants  in the Annual Meeting Proxy  Solicitation  include the Merger
Proxy Solicitation  Participants,  together with Timothy E. Brog, John J. Jones,
Michael Appel, Jeffrey D. Dunn, Charles C. Huggins,  Thomas E. Hyland, Thomas B.
McGrath  and  Michael  R.  Rowe  (the   "Annual   Meeting   Proxy   Solicitation
Participants").  Together,  the Merger Proxy  Solicitation  Participants and the
Annual  Meeting Proxy  Solicitation  Participants  are referred to herein as the
"Participants."

Crescendo Advisors  beneficially owns 100 shares of common stock of the Company.
Crescendo  Partners II beneficially owns 2,568,200 shares of common stock of the
Company. As the general partner of Crescendo Partners II, Crescendo  Investments
II may be  deemed  to  beneficially  own the  2,568,200  shares  of the  Company beneficially owned by Crescendo Partners II. Crescendo Partners III beneficially owns 126,500  shares of common stock of the Company.  As the general  partner of
Crescendo Partners III, Crescendo  Investments III may be deemed to beneficially own the 126,500 shares of the Company  beneficially  owned by Crescendo Partners
III. Eric Rosenfeld may be deemed to  beneficially  own 2,694,900  shares of the
Company,  consisting  of 100 shares held by Eric  Rosenfeld  and Lisa  Rosenfeld
JTWROS,  2,547,700  shares Mr.  Rosenfeld may be deemed to  beneficially  own by virtue of his position as managing  member of Crescendo  Investments II, 126,500 shares Mr. Rosenfeld may be deemed to beneficially own by virtue of his position as managing member of Crescendo Investments III and 100 shares Mr. Rosenfeld may be deemed to  beneficially  own by virtue of his position as managing  member of
Crescendo Advisors. Mr. Ajdler beneficially owns 2,301 shares of the Company.

Timothy E. Brog beneficially owns 133,425 shares of common stock of the Company,
John J. Jones beneficially owns 2,301 shares of common stock of the Company, and none of Michael Appel,  Jeffrey D. Dunn,  Charles C. Huggins,  Thomas E. Hyland,
Thomas B.  McGrath  and  Michael R. Rowe  beneficially  own any shares of common stock of the Company.

SOURCE The Committee to Enhance Topps

Contact: D.F. King & Co., Inc., +1-800-628-8532